Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Gil Borok	Nick Kormeluk	Steve Iaco
Executive Vice President and	Sr. Vice President	Sr. Managing Director
Interim Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8909	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS FULL YEAR 2008 REVENUE OF $5.1 BILLION AND EARNINGS PER SHARE OF $0.97

FOURTH QUARTER 2008 REVENUE OF $1.3 BILLION AND EARNINGS PER SHARE OF $0.37

Los Angeles, CA – February 10, 2009 – CB Richard Ellis Group, Inc. (NYSE:CBG) today reported full year 2008 revenue of $5.1 billion and diluted earnings per share of $0.39.   For the fourth quarter of 2008, revenue was $1.3 billion and diluted earnings per share was $0.03.  These diluted earnings per share amounts do not include the impact of significant, pending, non-cash goodwill and other non-amortizable intangible asset impairments that are discussed later in this press release.

Excluding one-time charges(1), diluted earnings per share was $0.97 for the full year and $0.37 for the fourth quarter.

Management’s Commentary

“The strength of our people and platform enabled us to gain new clients and build market share across the business in 2008, despite extremely challenging global economic conditions,” said Brett White, president and chief executive officer of CB Richard Ellis. “To better position CBRE for long term success, we have strategically diversified our revenue mix in the last few years with significantly increased contributions from fee-based outsourcing services and have moved decisively to eliminate fixed costs and improve operational efficiencies. For 2008, these moves enabled us to remain profitable and achieve the third-highest normalized EBITDA in our history in the face of  very tough commercial real estate market conditions.  However, the credit crunch and global economic weakness pose serious challenges for our industry in 2009, and as such, we will continue to manage our business carefully to sustain profitability in a market where property sales and leasing activity remains highly constrained.”

The growth in fee-based outsourcing services was reflected in 33 new corporate outsourcing contracts secured in 2008 and the expansion of services for 32 existing customers. In addition, our market-leading property and corporate facilities management portfolio expanded by approximately 250 million square feet during the year. Full year 2008 revenue from this business line accounted for more than one-third of global revenue – up from approximately 23% in the prior year.

The Company also improved its market share in a number of markets around the globe.  For example, CB Richard Ellis was the number one leasing agent in London during 2008, responsible for approximately 26% of all market activity – increased from approximately 16% in 2007.  In the U.S. investment sales market, the Company claimed a 17.9% market share in 2008 compared with 16.1% in 2007, according to Real Capital Analytics. This growth is emblematic of the Company’s ability to increase its position in an overall weak market.

Management has worked diligently to remove significant operating expense from the Company’s business model in order to better align costs with lower revenue opportunities in the current market.  To date, the Company has taken actions to eliminate a total of approximately $385 million of annual run-rate expenses for 2009 including the previously announced $190 million of expense savings.  These amounts are exclusive of variable compensation reductions due to lower transaction revenue.

In addition, the Company moved aggressively to reduce net debt(2) by approximately 14%, or $305.8 million, as of December 31, 2008 compared with September 30, 2008.  This was accomplished with the net proceeds from an equity offering of $207.8 million and cash flow from operations.

Full Year Results

Revenue was $5.1 billion for the twelve months ended December 31, 2008, compared with $6.0 billion for the same period last year.  Net income for the full year totaled $83.9 million, or $0.39 per diluted share, compared with net income of $390.5 million, or $1.66 per diluted share, in the same period last year.

Excluding one-time charges, the Company would have earned net income(3) of $208.7 million, or $0.97 per diluted share, for the twelve months ended December 31, 2008, compared with net income of $496.8 million, or $2.11 per diluted share, for the twelve months ended December 31, 2007.

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(4) was $457.0 million for the twelve months ended December 31, 2008, including $144.2 million(5) of one-time charges, compared with $834.3 million in the same period last year, which included $135.8 million(6) of one-time charges.

Fourth Quarter Highlights

For the fourth quarter of 2008, the Company generated revenue of $1.3 billion compared with $1.8 billion for the fourth quarter of 2007.  Net income totaled $6.5 million, or $0.03 per diluted share, for the fourth quarter of 2008, compared with net income of $122.4 million, or $0.54 per diluted share, for the same quarter last year.

Excluding one-time charges, the Company would have earned net income of $87.7 million, or $0.37 per diluted share, in the fourth quarter of 2008 compared with net income of $144.3 million, or $0.63 per diluted share, in the fourth quarter of 2007.  EBITDA totaled

$121.5 million for the fourth quarter of 2008, including $101.7(7) million of one-time charges, compared with $257.9 million for the same quarter last year, which included $27.9 million(8) of one-time charges.

Results during the quarter were impacted, as expected, by weak sales and leasing activity caused by the credit crunch and global economic downturn. Significant capital market turmoil also adversely affected incentive-based revenue within the Global Investment Management business and reduced real estate sales volume and values in the Development Services segment. It also caused asset impairments in both of these segments.  These factors were partially mitigated by the continued growth in the outsourcing business as well as lower compensation expense and savings realized through cost reduction efforts.

Fourth-Quarter Segment Results

Americas Region

Fourth-quarter revenue for the Americas region, including the U.S., Canada and Latin America, was $824.6 million, compared with $1.0 billion for the fourth quarter of 2007.  The continued growth of the outsourcing business only partially offset weaker sales, leasing, appraisal and commercial mortgage brokerage activity.

Operating income for the Americas region totaled $115.3 million for the fourth quarter of 2008, compared with $93.0 million for the fourth quarter of 2007.  The Americas region’s EBITDA totaled $133.8 million for the fourth quarter of 2008, an increase of 16.2%, from $115.1 million in last year’s fourth quarter.  Excluding the impact of one-time items, operating income for the Americas region would have totaled $129.7 million for the fourth quarter of 2008, which is consistent with the $129.2 million reported in the fourth quarter of last year.  The Company’s ability to maintain profitability despite declining revenues reflects the success of its cost containment measures as well as lower compensation expense tied to reduced transaction activity.

EMEA Region

Revenue for the EMEA region, which mainly consists of operations in Europe, totaled $266.5 million for the fourth quarter of 2008, compared with $437.6 million for the fourth quarter of 2007.

Operating income for the EMEA segment totaled $35.2 million for the fourth quarter of 2008, compared with $87.1 million for the same period last year.   Excluding the impact of one-time items, operating income for the EMEA region would have totaled $44.2 million for the fourth quarter of 2008, as compared to $88.1 million for the fourth quarter of last year.  EBITDA for the EMEA region totaled $39.3 million for the fourth quarter of 2008 compared to $88.6 million for last year’s fourth quarter.

The current year’s fourth quarter results reflect lower transaction revenue and a shift in the revenue mix from higher margin investment sales and leasing to outsourcing.  This effect was partially offset by lower compensation expense and savings realized through cost reduction efforts.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $123.6 million for the fourth quarter of 2008, compared with $198.4 million for the fourth quarter of 2007.

Operating income for the Asia Pacific segment was $2.1 million for the fourth quarter of 2008, compared to $32.3 million for the same period last year.  Excluding the impact of one-time items, operating income for this region would have totaled $7.5 million for the fourth quarter of 2008, versus $32.4 million for the fourth quarter of last year.  EBITDA for the Asia Pacific segment totaled $3.7 million for the fourth quarter of 2008, compared to $31.1 million for last year’s fourth quarter.

The current year’s fourth quarter results mainly reflect lower transaction revenue and a shift in revenue mix from higher margin investment sales to outsourcing activities.  This effect was partially offset by lower compensation expense and savings realized through cost reduction efforts.

Global Investment Management Business

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $39.1 million for the fourth quarter of 2008, compared with $79.4 million in the fourth quarter of 2007.  The Company did not recognize any revenue from fund liquidations (carried interest revenue) in the fourth quarter of 2008, but realized $7.2 million of such revenue in last year’s fourth quarter.   Operating income improved significantly to $17.1 million in the fourth quarter of 2008 from $4.7 million for the same period last year.  This was largely due to a reversal of $25.8 million of previously-accrued carried interest incentive compensation expense in the current year quarter.  EBITDA for this segment was a loss of $10.1 million for the fourth quarter of 2008, compared with positive EBITDA of $9.8 million in the fourth quarter of 2007.  This decrease was driven by the net non-cash write-down of investments of $24.6 million attributable to decreased market valuations, which are included in the calculation of EBITDA, but not operating income.

Total assets under management decreased by 6% during the quarter primarily due to valuation declines in the global portfolio as well as currency fluctuations.  At $38.5 billion, assets under management are up slightly from year end 2007, reflecting active fundraising efforts and acquisition programs.

Development Services

In the Development Services segment, which consists of real estate development and investment activities primarily in the U.S., revenue totaled $29.4 million for the fourth quarter of 2008 compared to $72.6 million recorded in the fourth quarter of 2007.  This revenue decrease was primarily driven by construction revenue, which also led to a corresponding decrease in construction job costs, thereby not translating into decreased operating income or EBITDA.

This segment reported an operating loss of $65.3 million for the fourth quarter of 2008, compared with an operating loss of $25.1 million for the same period last year.  EBITDA was a loss of $45.2 million for the fourth quarter of 2008, compared with positive EBITDA of $13.2 million in last year’s fourth quarter.  The lower results were attributable to $49.2 million in net non-cash write-downs of real estate assets recorded in the fourth quarter of 2008.  Excluding the impact of one-time items, the operating loss would have totaled $2.9 million for the fourth quarter of 2008, as compared to an operating loss of $23.4 million for the fourth quarter of last year.  The improvement over the prior year primarily reflects lower compensation expense and savings realized through cost reduction efforts.  In addition, results for the fourth quarter of 2007 were significantly impacted by purchase accounting rules.

Development projects in process as of December 31, 2008 totaled $5.6 billion compared to $6.5 billion as of December 31, 2007. The pipeline inventory stood at $2.5 billion as of December 31, 2008 compared to $2.7 billion as of December 31, 2007.

Goodwill and Non-amortizable Intangible Assets

The Company is currently still in the process of completing its year-end assessment of goodwill and other non-amortizable intangible assets.  Given the uncertainty surrounding the global economy and the volatility of the Company’s market capitalization during the fourth quarter of 2008, the Company was required to perform such testing as of December 31, 2008, in addition to the normal test performed as of October 1, 2008.  The Company will have significant impairment charges to record, most likely in the Americas, EMEA and Development Services segments.  Given the complexity of this assessment, the final results are not yet completed, nor can a reasonable estimate be provided at this time.  The Company will complete this assessment and record a charge prior to the filing of its 2008 Form 10-K.  The impairment charge recorded will be non-cash in nature and will not affect liquidity, cash flows from operating activities, or compliance with debt covenants.

Conference Call Details

The Company’s fourth-quarter earnings conference call will be held on Wednesday, February 11, 2009 at 10:30 a.m. Eastern Standard Time (EST).  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 888-423-3275 for U.S. callers and 612-332-0820 for international callers.  A replay of the call will be available starting at 2:00 p.m. EST on February 11, 2009 and ending at midnight EST on February 25, 2009. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 981443.  A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2008 revenue). With over 29,000 employees, the Company serves real estate owners, investors and occupiers through more than 300 offices worldwide (excluding affiliate offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage brokerage; appraisal and valuation; development services; investment management; and research and consulting. CB Richard Ellis is the only commercial real estate services company named one of the 50 “best in class” companies by BusinessWeek, and was also named one of the 100 fastest growing companies by Fortune.   Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our performance in 2009, future operations and future financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.   Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; any general economic slow-down or recession in any of our principal operating regions; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to reduce expenditures to help offset lower revenues; realization of values in investment funds to offset related incentive compensation expense; our ability to leverage our platform to sustain revenue growth and capture market share; our ability to retain and incentivize producers; the integration of our acquisitions and the level of synergy savings achieved as a result; and the scope and impact of pending goodwill and other non-amortizable intangible asset impairments.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2007 and under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained off the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1) One-time charges include amortization expense related to net revenue backlog, incentive fees and customer relationships resulting from acquisitions, merger-related charges, integration costs related to acquisitions, cost containment expenses, loss on trading securities acquired in the Trammell Crow Company acquisition, an adjustment to tax expense as a result of a decline in the value of assets associated with the Company’s Deferred Compensation Plan and the write-down of impaired assets.

(2) Net debt only includes debt that is recourse to the company.

(3) A reconciliation of net income to net income, as adjusted for one-time items, is provided in the exhibits to this release.

(4) The Company’s management believes that EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the operating performance of various business lines and for other discretionary purposes, including as a significant component when measuring its operating performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

(5) Includes impairment of assets of $100.4 million, cost containment of $27.4 million and integration costs related to acquisitions of $16.4 million, the majority of which related to the Trammell Crow Company acquisition.

(6) Includes merger-related expenses of $56.9 million, the loss on sale of trading securities acquired in the Trammell Crow Company acquisition of $33.7 million and integration costs related to acquisitions of $45.2 million, the majority of which related to the Trammell Crow Company acquisition.

(7) Includes impairment of assets of $73.8 million, cost containment of $24.1 million and integration costs related to acquisitions of $3.8 million, the majority of which related to the Trammell Crow Company acquisition.

(8) Includes merger-related expenses of $17.1 million and integration costs related to acquisitions of $10.8 million, the majority of which related to the Trammell Crow Company acquisition.

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007

(Dollars in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008(1)	2007	2008(1)	2007
Revenue	$1,283,284	$1,837,116	$5,128,817	$6,034,249

Costs and expenses:
Cost of services	729,708	967,588	2,926,721	3,200,718
Operating, administrative and other	425,546	638,592	1,747,082	1,988,658
Depreciation and amortization	28,581	30,079	102,817	113,269
Merger-related charges	—	17,108	—	56,932
Total costs and expenses	1,183,835	1,653,367	4,776,620	5,359,577

Gain on disposition of real estate	4,932	8,224	18,740	24,299

Operating income	104,381	191,973	370,937	698,971

Equity (loss) income from unconsolidated subsidiaries	(54,208)	28,755	(80,130)	64,939
Minority interest (income) expense	(45,819)	(552)	(54,198)	11,875
Other loss	(3,079)	—	(7,686)	(37,534)
Interest income	3,655	8,082	17,762	29,004
Interest expense	40,301	38,419	167,156	162,991

Income from continuing operations before provision for income taxes	56,267	190,943	187,925	580,514
Provision for income taxes	49,737	71,131	114,230	192,643

Income from continuing operations	6,530	119,812	73,695	387,871
Income from discontinued operations, net of income taxes	—	2,634	10,225	2,634
Net income	$6,530	$122,446	$83,920	$390,505

Basic income per share
Income from continuing operations	$0.03	$0.54	$0.35	$1.70
Income from discontinued operations, net of income taxes	—	.01	.05	.01
Net income	$0.03	$0.55	$0.40	$1.71
Weighted average shares outstanding for basic income per share	231,756,165	222,750,267	210,539,032	228,476,724

Diluted income per share
Income from continuing operations	$0.03	$0.53	$0.34	$1.65
Income from discontinued operations, net of income taxes	—	.01	.05	.01
Net income	$0.03	$0.54	$0.39	$1.66
Weighted average shares outstanding for diluted income per share	234,044,397	228,102,903	214,510,842	234,978,464

EBITDA(2)	$121,494	$257,853	$457,021	$834,264

(1) Excludes the impact of significant pending goodwill and non-amortizable intangible asset impairment charges.

(2) Includes EBITDA related to discontinued operations of $16.9 million for the twelve months ended December 31, 2008 and $6.5 million for the three and twelve months ended December 31, 2007.

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Americas
Revenue	$824,593	$1,049,119	$3,209,820	$3,689,737
Costs and expenses:
Cost of services	500,309	655,578	1,988,319	2,272,146
Operating, administrative and other	193,313	263,839	868,987	975,673
Depreciation and amortization	15,711	20,085	59,871	77,076
Merger-related charges	—	16,609	—	55,620
Operating income	$115,260	$93,008	$292,643	$309,222
EBITDA	$133,768	$115,115	$345,243	$365,004

EMEA
Revenue	$266,540	$437,645	$1,080,725	$1,314,019
Costs and expenses:
Cost of services	151,794	210,228	612,444	650,824
Operating, administrative and other	76,683	136,748	366,369	398,339
Depreciation and amortization	2,865	3,117	13,272	12,324
Merger-related charges	—	427	—	1,240
Operating income	$35,198	$87,125	$88,640	$251,292
EBITDA	$39,310	$88,590	$105,474	$261,199

Asia Pacific
Revenue	$123,632	$198,428	$558,183	$548,650
Costs and expenses:
Cost of services	77,605	101,782	325,958	277,748
Operating, administrative and other	41,921	62,642	181,903	179,329
Depreciation and amortization	1,967	1,720	9,079	6,489
Operating income	$2,139	$32,284	$41,243	$85,084
EBITDA	$3,719	$31,147	$48,357	$82,775

Global Investment Management
Revenue	$39,142	$79,357	$161,200	$347,883
Costs and expenses:
Operating, administrative and other	20,212	73,814	120,401	252,437
Depreciation and amortization	1,829	860	4,182	2,798
Operating income	$17,101	$4,683	$36,617	$92,648
EBITDA	$(10,121)	$9,829	$(7,615)	$113,068

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Development Services
Revenue	$29,377	$72,567	$118,889	$133,960
Costs and expenses:
Operating, administrative and other	93,417	101,549	209,422	182,880
Depreciation and amortization	6,209	4,297	16,413	14,582
Merger-related charges	—	72	—	72
Gain on disposition of real estate	4,932	8,224	18,740	24,299
Operating loss	$(65,317)	$(25,127)	$(88,206)	$(39,275)
EBITDA (1)	$(45,182)	$13,172	$(34,438)	$12,218

(1)  Includes EBITDA related to discontinued operations of $16.9 million for the twelve months ended December 31, 2008 and $6.5 million for the three and twelve months ended December 31, 2007.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income, as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Net income	$6,530	$122,446	$83,920	$390,505
Cost containment, net of tax	16,431	—	18,429	—
Impairment of assets, net of tax	47,802	—	67,467	—
Amortization expense related to net revenue backlog, incentive fees and customer relationships acquired, net of tax	2,776	6,322	8,824	24,898
Integration costs related to acquisitions, net of tax	3,538	6,150	11,007	27,133
(Gain) loss on trading securities acquired in the Trammell Crow Company acquisition, net of tax	—	(469)	—	20,095
Merger-related charges, net of tax	—	9,827	—	34,159
Adjustment to tax expense as a result of a decline in the value of the assets in the Company’s Deferred Compensation Plan	10,634	—	19,065	—
Net income, as adjusted	$87,711	$144,276	$208,712	$496,790

Diluted income per share, as adjusted	$0.37	$0.63	$0.97	$2.11

Weighted average shares outstanding for diluted income per share, as adjusted	234,044,397	228,102,903	214,510,842	234,978,464

                EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Net income	$6,530	$122,446	$83,920	$390,505
Add:
Depreciation and amortization(1)	28,581	30,504	102,909	113,694
Interest expense(2)	40,301	40,257	167,805	164,829
Provision for income taxes(3)	49,737	72,743	120,273	194,255
Less:
Interest income(4)	3,655	8,097	17,886	29,019

EBITDA(5)	$121,494	$257,853	$457,021	$834,264

(1)

Includes depreciation and amortization related to discontinued operations of $0.1 million for the twelve months ended December 31, 2008 and $0.4 million for the three and twelve months ended December 31, 2007.

(2)	Includes interest expense related to discontinued operations of $0.6 million for the twelve months ended December 31, 2008 and $1.8 million for the three and twelve months ended December 31, 2007.
(3)

Includes provision for income taxes related to discontinued operations of $6.0 million for the twelve months ended December 31, 2008 and $1.6 million for the three and twelve months ended December 31, 2007.

(4)	Includes interest income related to discontinued operations of $0.1 million for the twelve months ended December 31, 2008 and $0.01 million for the three and twelve months ended December 31, 2007.
(5)	Includes EBITDA related to discontinued operations of $16.9 million for the twelve months ended December 31, 2008 and $6.5 million for the three and twelve months ended December 31, 2007.

Operating income (loss), as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Americas

Operating income	$115,260	$93,008	$292,643	$309,222
Amortization expense related to net revenue backlog and customer relationships acquired	2,965	9,427	13,125	37,709
Integration costs related to acquisitions	3,825	10,192	15,800	42,937
Cost containment	7,635	—	9,535	—
Merger-related charges	—	16,609	—	55,620

Operating income, as adjusted	$129,685	$129,236	$331,103	$445,488

EMEA

Operating income	$35,198	$87,125	$88,640	$251,292
Integration costs related to acquisitions	—	590	572	2,187
Cost containment	9,007	—	9,932	—
Merger-related charges	—	427	—	1,240

Operating income, as adjusted	$44,205	$88,142	$99,144	$254,719

Asia Pacific

Operating income	$2,139	$32,284	$41,243	$85,084
Integration costs related to acquisitions	—	98	—	98
Cost containment	5,322	—	5,854	—

Operating income, as adjusted	$7,461	$32,382	$47,097	$85,182

Global Investment Management

Operating income	$17,101	$4,683	$36,617	$92,648
Cost containment	69	—	69	—

Operating income, as adjusted	17,170	$4,683	$36,686	$92,648

Development Services

Operating loss	$(65,317)	$(25,127)	$(88,206)	$(39,275)
Impairment of assets	59,336	—	59,336	—
Cost containment	3,080	—	3,080	—
Amortization expense related to incentive fees acquired	—	1,666	—	3,787
Merger-related charges	—	72	—	72

Operating loss, as adjusted	$(2,901)	$(23,389)	$(25,790)	$(35,416)

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Americas
Net income	$26,292	$47,641	$82,762	$114,045
Add:
Depreciation and amortization	15,711	20,085	59,871	77,076
Interest expense	29,461	32,335	129,716	141,070
Royalty and management service income	(5,723)	(24,050)	(23,444)	(24,050)
Provision for income taxes	69,548	41,901	103,022	71,630
Less:
Interest income	1,521	2,797	6,684	14,767
EBITDA	$133,768	$115,115	$345,243	$365,004

EMEA
Net income	$27,635	$50,967	$53,066	$180,816
Add:
Depreciation and amortization	2,865	3,117	13,272	12,324
Interest expense	1,792	122	3,964	835
Royalty and management service expense	3,989	17,290	14,147	17,290
Provision for income taxes	3,578	20,006	24,686	61,299
Less:
Interest income	549	2,912	3,661	11,365
EBITDA	$39,310	$88,590	$105,474	$261,199

Asia Pacific
Net income	$815	$14,976	$10,334	$43,778
Add:
Depreciation and amortization	1,967	1,720	9,079	6,489
Interest expense	1,057	970	5,446	3,448
Royalty and management service expense	1,686	5,511	8,087	5,511
(Benefit) provision for income taxes	(1,774)	8,285	16,262	24,157
Less:
Interest income	32	315	851	608
EBITDA	$3,719	$31,147	$48,357	$82,775

Global Investment Management
Net (loss) income	$(11,815)	$7,560	$(17,000)	$63,357
Add:
Depreciation and amortization	1,829	860	4,182	2,798
Interest expense	707	861	2,495	3,600
Royalty and management service expense	48	1,249	1,210	1,249
(Benefit) provision for income taxes	(680)	(221)	2,510	43,400
Less:
Interest income	210	480	1,012	1,336
EBITDA	$(10,121)	$9,829	$(7,615)	$113,068

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Development Services
Net (loss) income	$(36,397)	$1,302	$(45,242)	$(11,491)
Add:
Depreciation and amortization(1)	6,209	4,722	16,505	15,007
Interest expense(2)	7,284	6,029	26,184	20,447
(Benefit) provision for income taxes(3)	(20,935)	2,772	(26,207)	(6,231)
Less:
Interest income(4)	1,343	1,653	5,678	5,514
EBITDA(5)	$(45,182)	$13,172	$(34,438)	$12,218

(1)

Includes depreciation and amortization related to discontinued operations of $0.1 million for the twelve months ended December 31, 2008 and $0.4 million for the three and twelve months ended December 31, 2007.

(2)	Includes interest expense related to discontinued operations of $0.6 million for the twelve months ended December 31, 2008 and $1.8 million for the three and twelve months ended December 31, 2007.
(3)

Includes provision for income taxes related to discontinued operations of $6.0 million for the twelve months ended December 31, 2008 and $1.6 million for the three and twelve months ended December 31, 2007.

(4)	Includes interest income related to discontinued operations of $0.1 million for the twelve months ended December 31, 2008 and $0.01 million for the three and twelve months ended December 31, 2007.
(5)	Includes EBITDA related to discontinued operations of $16.9 million for the twelve months ended December 31, 2008 and $6.5 million for the three and twelve months ended December 31, 2007.

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	December 31,
	2008(1)	2007 (2)
Assets:
Cash and cash equivalents	$158,823	$342,874
Restricted cash	36,322	44,438
Receivables, net	751,940	1,081,653
Warehouse receivables (3)	210,473	255,777
Real estate assets(4)	790,825	692,625
Goodwill and other intangibles, net	2,726,435	2,578,814
Investments in and advances to unconsolidated subsidiaries	145,726	236,892
Deferred compensation assets	229,829	264,190
Other assets, net	767,980	745,310
Total assets	$5,818,353	$6,242,573
Liabilities:
Current liabilities, excluding debt	$975,520	$1,614,302
Warehouse lines of credit (3)	210,473	255,777
Revolving credit facility	25,765	227,065
Senior secured term loans	2,073,750	1,787,000
Other debt(5)	13,498	57,564
Notes payable on real estate (6)	617,663	466,032
Deferred compensation liability	244,924	290,562
Other long-term liabilities	215,051	292,115
Total liabilities	4,376,644	4,990,417

Minority interest	231,037	263,613

Stockholders’ equity	1,210,672	988,543
Total liabilities and stockholders’ equity	$5,818,353	$6,242,573

(1)	Excludes the impact of significant pending goodwill and non-amortizable intangible asset impairment.
(2)

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, certain assets and liabilities at December 31, 2007 have been reclassified to conform to the presentation at December 31, 2008.

(3)	Represents Freddie Mac and Fannie Mae loan receivables, which are offset by the related non-recourse warehouse line of credit facility.
(4)	Includes real estate and other assets held for sale, real estate under development and real estate held for investment.
(5)	Includes a non-recourse revolving credit line balance of $8.0 million and $42.6 million in Development Services as of December 31, 2008 and 2007, respectively.
(6)	Represents notes payable on real estate in Development Services of which $4.1 million and $6.6 million are recourse to the Company as of December 31, 2008 and 2007, respectively.